Exhibit 15.1

Date: April 30, 2021

Aesthetic Medical International Holdings Group Limited

1122 Nanshan Boulevard,

Nanshan District, Shenzhen,

Guangdong Province, China 518052

Dear Sirs/Madams,

We hereby consent to the reference to our firm and the summary of our opinion under the headings, “Item 3. Key Information — 3.D. Risk Factors - Risks relating to our corporate structure,” “Item 4. Information on the Company — 4.B. Business Overview — Regulation,” “Item 4. Information on the Company — 4.C. Organizational,” and “Item 10. Additional Information — 10.E. Taxation - People’s Republic of China Taxation” in Aesthetic Medical International Holdings Group Limited’s annual report on Form 20-F for the fiscal year ended December 31, 2020 (the “Annual Report”), which will be filed by with the Securities and Exchange Commission in the month of April 2021 pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and further consent to the incorporation by reference of the summary of our opinions that appear in the Annual Report into the Registration Statements on Form S-8 (No. 333-237835).

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES